Exhibit 99.1

CCG Investor Relations
Crocker Coulson, President
Tel:   +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper, Inc.
Winston Yen, CFO
Phone: +1-562-818-3817
Email: info@orientpaperinc.com

For Immediate Release

Orient Paper Inc. Announces Third Quarter Fiscal 2010 Results

BAODING, Hebei, China – November 15, 2010, Orient Paper, Inc. (AMEX: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in Hebei, China, today announced its financial results for the three and nine months ended September 30, 2010.

“Demand for paper products in China remained robust during the third quarter as evidenced by higher average selling prices for our corrugating medium paper and medium-grade offset printing paper products,” stated Mr. Zhenyong Liu, Chairman and Chief Executive Officer.  “Despite the health of our market, we experienced a decline in revenue due to temporary production interruptions.  We lost production capacity as we shut down one of our two corrugating medium paper production lines to make way for our new 360,000 tons per year corrugating medium paper production line.  In addition, pursuant to the governmental requirements, we removed two old steam boilers in July to replace them with new, more energy-efficient models, which resulted in a loss of steam pressure so production quantities were lowered during the quarter.

“We are confident in our business fundamentals and the long term growth outlook of China’s paper industry. We expect our business to bounce back to its growth trajectory once the new boilers are fully installed and inspected by the government’s environmental protection agency during the fourth quarter of 2010 and we commence production of our new corrugating medium paper production line in the first quarter of 2011.”

Third Quarter Results

Revenue was $23.0 million compared to $30.5 million for the same period last year. The decrease was primarily due to the following temporary adjustments in production: (i) To make room for the Company’s new 360,000 tons per year corrugating medium paper production line and related pulping facilities, the Company tore down two existing buildings and an existing 34,000 tons per year corrugating medium paper production line beginning in late June 2010.  The new corrugating medium paper production line is expected to begin production in the first quarter of 2011; (ii) The Company removed two old steam boilers in July 2010 and, because of the loss of steam pressure, production quantities were lowered during the third quarter.  The Baoding City Environmental Protection Agency required that the Company replace two of its four steam boilers with new and more energy-efficient models in connection with the government’s approval of the Company’s pending new 360,000 tons per year corrugating medium paper production line.  The new boilers are expected to be fully installed and inspected by the government’s environmental protection agency during the fourth quarter of 2010.

As a partial remedy for the lost production, in August 2010, the Company entered into three medium-grade offset printing paper supply agreements and one corrugating medium paper supply agreement with paper manufacturers in Hebei Province and neighboring Shandong Province.  These paper supply agreements are all effective through the end of 2010.  During August and September of 2010, revenue generated from sales of medium-grade offset printing paper and corrugating medium paper finished goods purchased from these vendors pursuant to the supply agreements was $5.0 million and $1.1 million, respectively, representing 31.9% and 17.4%, respectively, of medium-grade offset printing paper and corrugating medium paper revenue in the third quarter of 2010.

Revenue from corrugating medium paper amounted to $6.1 million, or 26.6% of total revenue, compare to $10.3 million, or 33.7% of total revenue for the comparable period in 2009.  Revenue from white paper (medium-grade offset printing paper, high-grade offset printing paper, writing paper, and white card paper) amounted to $15.6 million, or 67.8% of total revenue, compared to $20.3 million, or 66.3% of total revenue, during the same period in 2009.

Despite the decrease in sales volume, the third quarter average selling price (“ASP”) for corrugating medium paper rose 16% to $315 per ton compared to $271 per ton in the same period last year.  The ASP for medium-grade offset printing paper products increased 8.5% to $729 per ton in the third quarter of this year compared to $672 per ton in the third quarter of last year.  The Company believes the increase in ASP is primarily attributable to (i) an increase in customer demand, (ii) an overall increase in market prices caused by relatively high wood pulp prices, and (iii) a regional shortage in paper products supply caused by government mandated closures of certain paper mills.  For example, the provincial government of Hebei recently announced that it was working on closing 26 local paper mills by the end of the year, representing approximately 400,000 tons of annual paper production capacity.  The neighboring province of Henan also recently announced that it was closing more than 100 local paper mills, representing over 2,000,000 tons of annual paper production capacity. The Company believes the ASP of major paper products may continue its upward trend into the fourth quarter of 2010.

Since March 2010, the Company has also started to produce and sell digital photo paper.  The Company currently produces glossy and semi-matte photo paper in various weights.  Revenue from digital photo paper was $1.3 million, or 5.6% of total revenue. The Company made a decision to significantly lower the ASP for its digital photo paper products to $4,246 per ton in the third quarter of 2010 to make its pricing more competitive.  The reduction in price was well received by the Company’s customers, which resulted in a total of 304 tons of digital photo paper sales in the third quarter of 2010.

Cost of sales was $19.2 million compared to $23.4 million for the comparable period in 2009.  The decrease in cost of sales is primarily due to the reduced variable costs associated with the production interruptions in the third quarter of 2010.  However, cost of sales did not decrease proportionately with the reduction of sales because, depending on the products, 5% to 10% of total cost of sales represents fixed costs. The smaller decrease in the comparable cost of sales percentage is also attributed to the lower gross profit margin that the Company realized from the sales of finished goods that were purchased from other temporary suppliers to cover outstanding customer orders.  The Company’s raw materials costs generally account for 60% to 70% of total cost of sales.  The Company’s purchase cost of recycled paper and paper board increased substantially as compared to the purchase cost of such raw materials in the comparable period in 2009.  Because of the relatively higher prices of virgin wood pulp, recycled paper and paper board have seen increases in their market prices as compared to the same period in 2009. Despite these increases, the Company believes that its raw material prices will either remain stable or fluctuate slightly in the next few periods.

Gross profit was $3.8 million compared to $7.1 million for the comparable period in 2009.  The decrease in gross profit was primarily attributable to the various factors affecting sales revenue in the third quarter.  Gross margin was 16.6% compared to 23.3% in the prior year period.  The decrease in gross margin is attributable to the reasons discussed above and because of the substantially lower gross profit margins of the sales of the purchased finished goods products. Gross profit margins for the purchased finished goods of corrugating medium paper and medium-grade offset printing paper were 14.3% and 9.3%, respectively.  Gross profit from the sales of digital photo paper amounted to $464,823, or 36.0% as a percentage of total digital photo paper sales.

Selling, general and administrative expenses were $1.1 million compared to $0.5 million for the comparable period in 2009.  The increase was primarily attributable to payments of various professional service fees, regulatory fees and, more specifically, legal and accounting fees incurred in connection with the independent investigation into certain allegations against the Company.

Operating income was $2.7 million compared to $6.6 million in the third quarter of 2009.  Net income was $1.8 million, or $0.10 per share, compared to $4.8 million, or $0.41 per share, for the three months ended September 30, 2009.

Nine Month Results
Revenue was $87.7 million, up 23.9% from the first nine months of 2009. Gross profit was $17.8 million, up 23.3% from gross profit of $14.4 million in the comparable period a year ago. Gross margin was 20.3% compared to 20.4% in the prior year period. Operating income was $14.5 million, up 7.9% from $13.5 million in the first nine months of 2009. Net income was $10.2 million, up 6.8% from $9.6 million in the first nine months of 2009. Earnings per share was $0.60 for the first nine months of 2010 compared to $0.84 in the first nine months of 2009.

Financial Condition
As of September 30, 2010, Orient Paper had $22.8 million in cash and cash equivalents. Working capital was $20.7 million with a current ratio of 2.5. The Company had $2.8 million in short-term bank loans (down from $4.3 million of short-term bank loan nine months ago) and $2.2 million in long term debt. As of September 30, 2010, shareholders’ equity totaled $94.9 million compared to $56.3 million at the end of 2009.

During the first nine months of 2010, Orient Paper generated net cash flow from operating activities of $14.1 million, representing an increase of $3.9 million or 38.3% from $10.2 million for the comparable period in 2009.

The Company incurred $23.8 million in capital expenditures in the first nine months of 2010, which included installment payments in the total amount of $11.4 million for the construction of a new corrugating medium paper production line and an $11.1 million investment for the first phase of the acquisition of a parcel of roughly 667,000 square meters of land across the street from its current manufacturing facilities for the Company’s future expansion over the next five years. The total contract price for the new corrugating medium paper production line, which will have an annual capacity of 360,000 tons, is $28.4 million and requires a purchase commitment in the next six months in the amount of $16.7 million, which the Company expects to pay for with (1) the remaining net cash proceeds from the April 2010 public offering of approximately $14.9 million, (2) additional bank loans, and/or (3) cash flow from operating activities.

Business Outlook

Mr. Liu added, “We believe demand and pricing for medium-grade offset printing paper and corrugating medium paper will continue to increase in the remainder of 2010 and into 2011 because of the continued growth in China’s economy and as a result of the closure of many regional paper mills as mandated by the government’s paper industry consolidation policy.  Our new 360,000 tons per year corrugating medium paper production line is expected to begin production in the first quarter of 2011.  We have completed construction of the foundation and main building structure of our new production line.  The manufacturer of the equipment is scheduled to deliver major equipment components to our construction site toward the end of November.  The pulp tank and the new water treatment facilities are also under construction and are expected to be completed concurrently with the completion of the paper milling section of the production line around the end of the year, provided weather conditions permit.

“As for our digital photo paper business, we decided to lower our selling prices in order to take full advantage of our production capacity.  As a result, as of last month, our digital photo paper lines are producing at a rate of 170 tons per month, which represents an 85% capacity utilization based on our initial estimate of the maximum capacity.  By the end of the year, we expect the utilization rate of our digital photo paper line to reach 100% of the capacity that was initially estimated by our engineers at the time of acquisition of the photo paper coating equipment in November 2009.  We believe the ASP of our digital photo paper will remain stable at the current level on a going forward basis.”

Update on Status of Independent Investigation

The Audit Committee of Orient Paper, with the assistance of Loeb & Loeb LLP, Deloitte & Touche Financial Advisory Services Limited and other professional firms,  is in the final stages of completing its independent investigation into the issues raised by Muddy Waters LLC and expects to release its report shortly.

"We are in the final stages of completing the independent investigation,” said Mr. Drew Bernstein, Chairman of Orient Paper's Audit Committee. “I greatly appreciate the professionalism and dedication that all of the firms assisting the audit committee in its investigation have shown and I look forward to the conclusion of the investigation and the disclosure of the results.”
Conference Call
The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday, November 16, 2010, to discuss its 2010 third quarter financial results.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 877-410-4789. International callers should dial +1 706-679-8006. The conference call pass code is 233 154 03.

If you are unable to participate in the call at this time, a replay will be available starting on Tuesday, November 16, 2010 at 10:00 a.m. Eastern Time, through Tuesday, November 30, 2010. To access the replay, dial 800-642-1687. International callers should dial +1 706-645-9291. The conference call passcode is 233 154 03.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 and located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenue from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company’s ability to introduce new products; the Company’s ability to implement the planned capacity expansion of corrugating medium paper; the expected completion date of the internal investigation; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

– Financial Tables Follow –

ORIENT PAPER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE NINE AND THREE MONTHS ENDED
SEPTEMBER 30, 2010 AND 2009

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues	$23,006,314	$30,548,611	$87,721,642	$70,786,472
Cost of Sales	(19,184,629)	(23,422,920)	(69,932,956)	(56,355,360)
Gross Profit	3,821,685	7,125,691	17,788,686	14,431,112
Selling, General and Administrative Expenses	(1,082,240)	(491,676)	(2,159,939)	(966,238)
Loss on Disposal of Property, Plant and Equipment	(15,566)	-	(1,098,020)	-
Income from Operations	2,723,879	6,634,015	14,530,727	13,464,874
Other Income (Expense):
Interest income	41,384	35,522	130,858	67,464
Interest expense	(136,325)	(208,471)	(469,571)	(624,551)
Income before Income Taxes	2,628,938	6,461,066	14,192,014	12,907,787
Provision for Income Taxes	(864,710)	(1,647,468)	(3,949,837)	(3,320,931)
Net Income	1,764,228	4,813,598	10,242,177	9,586,856
Other Comprehensive Income:
Foreign currency translation adjustment	1,512,661	48,155	1,840,157	(98,111)

Total Comprehensive Income	$3,276,889	$4,861,753	$12,082,334	$9,488,745

Earnings Per Share:
Basic Earnings per Share	$0.10	$0.41	$0.60	$0.84
Fully Diluted Earnings per Share	$0.10	$0.41	$0.60	$0.84

Weighted Average Number of Shares
Outstanding - Basic	18,344,811	11,697,557	17,128,689	11,418,338
Outstanding - Fully Diluted	18,344,811	11,716,579	17,130,062	11,424,749

ORIENT PAPER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2010, AND DECEMBER 31, 2009

(Unaudited)

	September 30,	December 31,
	2010	2009
Current Assets:
Cash and cash equivalents	$22,780,385	$6,949,953
Restricted cash	-	29,105
Accounts receivable (net of allowance for doubtful
accounts of $90,708 and $41,977 as of September 30, 2010 and December 31, 2009, respectively)	4,444,688	2,056,858
Inventories	7,313,526	6,926,392
Prepayment and other current assets	84,319	434,093
Total current assets	34,622,918	16,396,401

Prepayment on property, plant and equipment	22,991,595	-
Property, plant, and equipment, net	53,395,538	55,303,753

Total Assets	$111,010,051	$71,700,154

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term bank loans	$2,836,625	$4,273,750
Current portion of long-term debt	1,982,652	-
Current portion of related party loans	2,015,497	-
Accounts payable	4,238,260	1,819,448
Notes payable	597,184	-
Accrued payroll and employee benefits	272,368	271,208
Other payables and accrued liabilities	1,282,351	1,662,673
Income taxes payable	691,106	1,345,069
Total current liabilities	13,916,043	9,372,148

Loan from credit union	-	1,942,315
Loan from related parties	2,180,606	4,110,735
Total liabilities	16,096,649	15,425,198
Commitments and Contingencies	-	-

Stockholders' Equity:
Common stock, 500,000,000 shares authorized, $0.001
par value per share, 18,344,811 and 14,875,715 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	18,345	14,876
Additional paid-in capital	45,727,657	19,169,469
Statutory earnings reserve	4,442,450	4,442,450
Accumulated other comprehensive income	5,818,917	3,984,305
Retained earnings	38,906,033	28,663,856
Total stockholders' equity	94,913,402	56,274,956

Total Liabilities and Stockholders' Equity	$111,010,051	$71,700,154

ORIENT PAPER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2010 AND 2009
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Cash Flows from Operating Activities:
Net income	$10,242,177	$9,586,856
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,100,465	2,595,673
Loss on disposal of property, plant and equipment	1,098,021	-
Impairment on accounts receivable	47,028	56,764
Stock-based expense for service received	101,046	45,023
Changes in operating assets and liabilities:
Accounts receivable	(2,351,444)	(1,412,429)
Notes payable	586,820
Prepayment and other current assets	240,464	(5,851)
Inventories	(239,070)	(4,248,735)
Accounts payable	2,339,704	3,069,915
Accrued payroll and employee benefits	(4,394)	-
Other payables and accrued liabilities	(405,580)	-
Income taxes payable	(670,062)	499,328
Net Cash Provided by Operating Activities	14,085,175	10,186,544

Cash Flows from Investing Activities:
Prepayment for property, plant and equipment	(22,592,570)	-
Purchases of property, plant and equipment	(1,194,823)	-
Proceeds from disposal of property, plant and equipment	-	176,721
Net Cash (Used)/ Provided by Investing Activities	(23,787,393)	176,721

Cash Flows from Financing Activities:
Proceeds from related party loans	200,000	(27,060)
Repayment of related party loans	(200,000)	-
Proceeds from short term loans	880,230	-
Repayments of short term loans	(2,379,626)	(1,669,397)
Proceeds from public offering of common stock	26,570,161	-
Reclassification of restricted cash to cash and cash equivalents	29,105	(260,158)
Net Cash Provided/ (Used) by Financing Activities	25,099,870	(1,956,615)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	432,780	(98,111)

Net Increase in Cash and Cash Equivalents	15,830,432	8,308,539

Cash and Cash Equivalents - Beginning of Period	6,949,953	3,234,419
Cash and Cash Equivalents - End of Period	$22,780,385	$11,542,958

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$302,579	$503,093
Cash paid for income taxes	$4,619,899	$2,821,602

Supplemental disclosure of significant non-cash transactions:
Issuance of 16,597 shares upon 25,000 units of cashless warrant exercise	$200,160	$-
Disposal of property, plant and equipment in lieu of payment for construction cost of a new plant	$249,399	$-

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